Exhibit 99.1

ARTICLE FOUR

Section 4.1 Authorized Shares. The total number of shares that the corporation shall have authority to issue is fifty one million (51,000,000) shares, of which fifty million (50,000,000) shall be common stock, no par value, and one million (1,000,000) shares shall be preferred shares as determined pursuant to Section 4.3 hereof.